EXHIBIT 99.1

CB Financial Services, Inc. Announces Third Quarter 2015 Results

CARMICHAELS, Pa., Oct. 30, 2015 (GLOBE NEWSWIRE) -- CB Financial Services, Inc. ("CB" or the "Company") (NASDAQ:CBFV), the holding company of Community Bank (the "Bank"), today announced net income increased $1.4 million, to $2.1 million, for the three months ended September 30, 2015 compared to $739,000 for the three months ended September 30, 2014. Earnings per share increased $0.20, or 63.3%, to $0.52 for the three months ended September 30, 2015 compared to $0.32 for the three months ended September 30, 2014. Net income increased $4.1 million, to $6.7 million, for the nine months ended September 30, 2015 compared to $2.6 million for the nine months ended September 30, 2014. Earnings per share increased $0.55, or 50.1%, to $1.64 for the nine months ended September 30, 2015 compared to $1.09 for the nine months ended September 30, 2014. The quarter and year-to-date results were largely impacted by the merger of FedFirst Financial Corporation, the Monessen, Pennsylvania based holding company for First Federal Savings Bank, with CB effective on October 31, 2014, as well as by merger-related expenses incurred in the prior periods only.

"We are pleased to report on our third quarter and year-to-date results," said Barron P. McCune, Jr., Vice Chairman, President and Chief Executive Officer. "Despite industry challenges, the Bank continues to do well. We have plenty of opportunity in our market and the energy and appetite to pursue it."

STATEMENT OF INCOME REVIEW

Third Quarter Results

Net Interest Income. Net interest income increased $3.1 million, or 74.1%, to $7.3 million for the three months ended September 30, 2015 compared to $4.2 million for the three months ended September 30, 2014.

Interest and dividend income increased $3.3 million, or 72.3%, to $7.9 million for the three months ended September 30, 2015 compared to $4.6 million for the three months ended September 30, 2014. Interest income on loans increased $3.3 million due to an increase in average loans outstanding of $274.6 million primarily due to the merger. Despite a decrease of $7.9 million in the average balance, interest income on taxable securities increased $50,000 due to an increase of 53 basis points in yield from new purchases or from higher yields on the remaining securities in the portfolio. Other interest and dividend income increased $13,000 primarily due to an increase in FHLB stock dividends. As a result of an increase in borrowings compared to the prior period, the Bank was required to hold additional FHLB stock. Interest income on securities exempt from federal tax decreased $40,000 due to deploying proceeds from security calls and maturities into loans and for merger-related funding purposes in the prior period. There was a decrease of $3.2 million in the average balance on securities exempt from federal tax and a decrease of 25 basis points in yield as a result of purchasing securities with lower prevailing yields.

Interest expense increased $232,000, or 54.3%, to $659,000 for the three months ended September 30, 2015 compared to $427,000 for the three months ended September 30, 2014. Interest expense on deposits increased $189,000 due to an increase in average interest-bearing deposits of $180.0 million primarily due to the merger. Despite the increase in average balances, the average cost of interest-bearing deposits decreased 1 basis point, primarily related to the repricing of maturing certificates of deposit to lower rates. Interest expense on other borrowed funds and short-term borrowings increased $38,000 and $5,000, respectively, primarily due to an increase in average borrowings of $24.8 million.

Provision for Loan Losses. The provision for loan losses was $300,000 for the three months ended September 30, 2015 and was all applied to the originated loan portfolio. There was no provision for loan losses for the three months ended September 30, 2014. Net charge-offs for the three months ended September 30, 2015 were $98,000 compared to $3,000 for the three months ended September 30, 2014. Management analyzes the loan portfolio on a quarterly basis to determine the adequacy of the allowance for loan losses and the need for additional provisions for loan losses and determined the current quarter provision was necessary due to quarterly charge-offs, commercial and indirect auto loan growth and an increase in substandard loans.

Noninterest Income. Noninterest income increased $1.1 million to $1.9 million for the three months ended September 30, 2015 compared to $855,000 for the three months ended September 30, 2014 primarily due to a $769,000 increase in insurance commission from the acquisition of Exchange Underwriters as part of the merger. Net gains on the sales of loans increased $131,000 primarily due an increase in the number of loans originated and subsequently sold to the FHLB as part of the Mortgage Partnership Finance ("MPF®") program. The MPF® program enables member financial institutions to offer competitive interest rates for fixed-rate mortgage loans without assuming any of the interest rate risk associated with a long-term asset. Income from bank owned life insurance increased$61,000 due to the acquisition of policies in the merger. Service fees on deposit accounts increased $57,000 primarily due to check card fees from deposit accounts acquired in the merger. Other miscellaneous income increased $25,000 primarily due to a decline in amortization on mortgage servicing rights related to loans sold to the FHLB as part of the MPF® program.

Noninterest Expense. Noninterest expense increased $1.8 million, or 45.3%, to $5.9 million for the three months ended September 30, 2015 compared to $4.0 million for the three months ended September 30, 2014. Salaries and employee benefits increased $1.2 million primarily due to employees retained as a result of the merger as well as normal salary increases. Occupancy and equipment increased $145,000 and $136,000, respectively, primarily due to the acquisition of branches in the merger and increased costs associated with the prior year upgrade of the data processing system to accommodate additional account activity. Advertising increased $145,000 related to a cooperative marketing agreement at Exchange Underwriters and advertising initiatives to promote the merger. Amortization of core deposit intangible increased $134,000 due to amortization of the core deposit intangible from the merger. Legal and professional fees increased $86,000 due to legal fees that were reclassified to other real estate owned expense in the prior period and a cybersecurity audit conducted in the current period. PA shares tax, which is calculated based on the Bank's stockholders' equity, increased $78,000 due to an increase in stockholders' equity from of the merger. Contracted services increased $67,000 primarily due to increases in data processing expenses and fees associated with becoming a publicly traded company. Bankcard processing expense increased $27,000 due to the increase in the number of accounts from the merger. Other noninterest expense increased $304,000 primarily due to an increase in various miscellaneous expenses due to the merger, such as telephone, supplies, postage, director fees, and business travel. Merger expenses decreased $368,000 due to merger-related expenses incurred in the prior period only. Other real estate owned expense decreased $190,000 due to a writedown and related legal expenses associated with a commercial property in the prior period.

Income Tax Expense. Income taxes increased $636,000 to $904,000 for the three months ended September 30, 2015 compared to $268,000 for the three months ended September 30, 2014. The effective tax rate for the three months ended September 30, 2015 was 29.8% compared to 26.6% for the three months ended September 30, 2014. The increase in income taxes and effective tax rate was due to an increase of $6.1 million in net income before income tax expense and a decrease in tax-exempt income.

Year-to-Date Results

Net Interest Income. Net interest income increased $9.5 million, or 76.4%, to $22.0 million for the nine months ended September 30, 2015 compared to $12.5 million for the nine months ended September 30, 2014.

Interest and dividend income increased $10.2 million, or 74.1%, to $24.1 million for the nine months ended September 30, 2015 compared to $13.8 million for the nine months ended September 30, 2014. Interest income on loans increased$10.2 million due to an increase in average outstanding of $291.3 million primarily due to the merger. Other interest and dividend income increased $164,000 primarily due to an increase in FHLB stock dividends which included the payment of a special dividend in the first quarter of 2015 of $56,000. As a result of an increase in borrowings compared to the prior period, the Bank was required to hold additional FHLB stock. Despite a decrease of $12.2 million in the average balance, interest income on taxable securities increased $71,000 due to an increase of 43 basis points in yield from new purchases or from higher yields on the remaining securities in the portfolio. Interest income on securities exempt from federal tax decreased $173,000 due to deploying proceeds from security calls and maturities into loans and for merger-related funding purposes in the prior period. There was a decrease of $6.2 million in the average balance on securities exempt from federal tax and a decrease of 20 basis points in yield as a result of purchasing securities with lower prevailing yields.

Interest expense increased $709,000, or 52.9%, to $2.0 million for the nine months ended September 30, 2015 compared to $1.3 million for the nine months ended September 30, 2014. Interest expense on deposits increased $547,000 due to an increase in average interest-bearing deposits of $179.9 million primarily due to the merger. Despite the increase in average balances, the average cost of interest-bearing deposits decreased 2 basis points, primarily related to the repricing of maturing certificates of deposit to lower rates. Interest expense on other borrowed funds and short-term borrowings increased $132,000 and $30,000, respectively, primarily due to an increase in average borrowings of $34.4 million.

Provision for Loan Losses. The provision for loan losses was $975,000 for the nine months ended September 30, 2015. There was no provision for loan losses in the nine months ended September 30, 2014. Net charge-offs for the nine months ended September 30, 2015 were $282,000 compared to net charge-offs of $45,000 for the nine months ended September 30, 2014. Management analyzes the loan portfolio on a quarterly basis to determine the adequacy of the allowance for loan losses and the need for additional provisions for loan losses and determined the current provision was necessary due to current period charge-offs, commercial and indirect auto loan growth, and an increase in substandard loans.

Noninterest Income. Noninterest income increased $3.2 million to $5.5 million for the nine months ended September 30, 2015 compared to $2.4 million for the nine months ended September 30, 2014 primarily due to a $2.6 million increase in insurance commission from the acquisition of Exchange Underwriters as part of the merger. Included in insurance commissions are $340,000 of contingency fees, which are commissions that are contingent upon several factors including, but not limited to, eligible written premiums, earned premiums, incurred losses and stop loss charges. Service fees on deposit accounts increased $296,000 primarily due to check card fees from deposit accounts acquired in the merger. In addition, income from bank owned life insurance increased $180,000 due to the acquisition of policies in the merger. Net gains on sale of loans decreased $24,000 primarily due to losses on the sales of $38.2 million of residential loans that were acquired in the merger. Other miscellaneous income increased $47,000 primarily due to a decline in amortization on mortgage servicing rights related to loans sold to the FHLB as part of the MPF® program.

Noninterest Expense. Noninterest expense increased $5.6 million, or 48.6%, to $17.1 million for the nine months ended September 30, 2015 compared to $11.5 million for the nine months ended September 30, 2014. Salaries and employee benefits increased $3.8 million primarily due to employees retained as a result of the merger as well as normal salary increases. Occupancy and equipment increased $452,000 and $413,000, respectively, primarily due to the acquisition of branches in the merger and increased costs associated with the prior year upgrade of the data processing system to accommodate additional account activity. Advertising increased $411,000 related to a cooperative marketing agreement at Exchange Underwriters and advertising initiatives to promote the merger. Amortization of core deposit intangible increased $401,000 due to amortization of the core deposit intangible from the merger. PA shares tax, which is calculated based on the Bank's stockholders' equity, increased $242,000 due to an increase in stockholders' equity from the merger. Contracted services increased $164,000 primarily due to increases in data processing expenses and fees associated with becoming a publicly traded company. Bankcard processing expense increased $126,000 due to the increase in the number of accounts from the merger. The FDIC assessment increased $85,000 due to the increase in deposits from the merger. Other noninterest expense increased $880,000 primarily due to an increase in various miscellaneous expenses due to the merger, such as telephone, supplies, postage, director fees, and business travel. Merger expenses decreased $1.0 million due to merger-related expenses incurred in the prior period only. Other real estate owned income was $210,000 in the current period compared to expense of $204,000 in the prior period resulting in a decrease of $414,000 in expense due to gains recognized on the sale of properties in the current period and a writedown and related legal expenses associated with a commercial property in the prior period.

Income Tax Expense. Income taxes increased $2.0 million to $2.8 million for the nine months ended September 30, 2015 compared to $734,000 for the nine months ended September 30, 2014. The effective tax rate for the nine months ended September 30, 2015 was 29.4% compared to 22.3% for the nine months ended September 30, 2014. The increase in income taxes and effective tax rate was due to an increase of $6.1 million in net income before income tax expense and a decrease in tax-exempt income.

STATEMENT OF CONDITION REVIEW

Assets. Total assets decreased $22.2 million, or 2.6%, to $824.1 million at September 30, 2015 compared to $846.3 million at December 31, 2014.

Investment securities classified as available-for-sale decreased $3.9 million, or 3.7%, to $101.5 million at September 30, 2015 compared to $105.4 million at December 31, 2014. This decrease was primarily the result of calls and maturities of U.S. government agencies and obligations of states and political subdivisions that were utilized to pay down borrowings and were partially reinvested in U.S. government agencies and obligations of states and political subdivisions.

Loans, net, decreased $19.2 million, or 2.8%, to $661.2 million at September 30, 2015 compared to $680.5 million at December 31, 2014 primarily due to $38.2 million of residential loan sales in the second quarter partially offset by increases of $21.1 million in consumer loans (mainly indirect auto loans) and $19.2 million in commercial real estate loans. The loan sales were primarily comprised of 30-year fixed rate mortgage loans that were acquired in the merger and were secured by properties located outside the Bank's normal lending area within the five counties it conducts business. The Company utilized the proceeds from the loan sales to payoff $14.0 million of borrowings in the third quarter and to fund commercial loan originations, which have shorter interest rate repricing durations than mortgage loans.

Other assets decreased $1.4 million, or 15.4%, primarily due to the receipt of a $1.2 million federal income tax refund.

Liabilities. Total liabilities decreased $26.5 million, or 3.5%, to $737.9 million at September 30, 2015 compared to $764.4 million at December 31, 2014.

Total deposits decreased $7.5 million, or 1.1%, to $689.9 million at September 30, 2015 compared to $697.5 million at December 31, 2014. There were decreases of $17.8 million in money market accounts, $3.7 million in NOW accounts and $3.2 million in time deposits, partially offset by increases of $12.7 million in brokered deposits and $4.4 million in savings accounts. The decrease in deposit balances is partly attributable to a decline in school district deposits, which is a seasonal fluctuation, as well as a decline in oil and gas industry related deposits. Brokered deposits increased primarily due to the Bank participating in a reciprocal deposit network, which allows participating institutions to both send and receive identical amounts simultaneously and provides increased FDIC insurance coverage on customer deposit amounts greater than $250,000. The reciprocal deposit network does not share the same characteristics of traditional brokered deposits because they are based on actual customer relationships. Due to the low interest rate environment, the Bank has been selective on offering promotional interest rates and has concentrated its efforts on increasing noninterest-bearing accounts by building strong customer relationships.

Short-term borrowings decreased $18.8 million, or 40.2%, to $27.9 million at September 30, 2015 compared to $46.7 million at December 31, 2014. At September 30, 2015, short-term borrowings were comprised entirely of $27.9 million of securities sold under agreements to repurchase compared to $20.9 million at December 31, 2014. The increase is related to business deposit customers whose funds, above designated target balances, are transferred into an overnight interest-earning investment account by purchasing securities from the Bank's investment portfolio under an agreement to repurchase. In addition, in the first quarter, a portion of FHLB short-term borrowings were replaced with $15.0 million in long-term borrowings with laddered maturities designed to mitigate the Company's interest rate risk in the event of rising interest rates. Funds generated from loan sales and security maturities and calls were utilized to payoff FHLB short-term borrowings and $15.0 million of long-term FHLB borrowings. As a result of current year activity, the weighted average interest rate on long-term borrowings decreased from 3.78% to 1.53%.

Stockholders' Equity. Stockholders' equity increased $4.3 million, or 5.3%, to $86.3 million at September 30, 2015 compared to $81.9 million at December 31, 2014. During the period, net income was $6.7 million and the Company paid $2.6 million in dividends to stockholders.

About CB Financial Services, Inc

CB Financial Services, Inc. is the bank holding company for Community Bank, a Pennsylvania-chartered commercial bank. Community Bank operates 16 offices in Greene, Allegheny, Washington, Fayette, and Westmoreland Counties in southwestern Pennsylvania. Community Bank offers a broad array of retail and commercial lending and deposit services and provides commercial and personal insurance brokerage services through Exchange Underwriters, Inc., its wholly owned subsidiary. Financial highlights of the Company are attached.

For more information about CB and Community Bank, visit our website at www.communitybank.tv.

Statements contained in this news release that are not historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995 and such forward-looking statements are subject to significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions contained in the Act. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and its subsidiaries include, but are not limited to, changes in market interest rates, general economic conditions, changes in federal and state regulation, actions by our competitors, loan delinquency rates, our ability to control costs and expenses, and other factors that may be described in the Company's periodic reports as filed with the Securities and Exchange Commission. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company assumes no obligation to update any forward-looking statement except as may be required by applicable law or regulation.

SELECTED FINANCIAL INFORMATION

	(Unaudited)
(Dollars in thousands, except share and per share data)	September 30,	December 31,
Selected Financial Condition Data:	2015	2014
Assets	$ 824,148	$ 846,314
Cash and Cash Equivalents	15,464	11,751
Securities Available-for-Sale	101,515	105,449

Loans
Real Estate:
Residential	273,440	323,280
Commercial	202,082	182,858
Construction	18,783	22,197
Commercial and Industrial	69,468	76,601
Consumer	98,669	77,611
Other	4,671	3,099
Total Loans	667,113	685,646
Allowance for Loan Losses	5,888	5,195
Loans, Net	$ 661,225	$ 680,451

Goodwill and Core Deposit Intangible	10,119	10,520
Deposits	689,946	697,494
Borrowings	42,908	61,820
Stockholders' Equity	86,259	81,912

	(Unaudited)		(Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Selected Operations Data:	2015	2014	2015	2014
Interest and Dividend Income	$ 7,946	$ 4,613	$ 24,060	$ 13,816
Interest Expense	659	427	2,049	1,340
Net Interest Income	7,287	4,186	22,011	12,476
Provision for Loan Losses	300	--	975	--
Net Interest Income After Provision for Loan Losses	6,987	4,186	21,036	12,476
Noninterest Income:
Service Fees on Deposit Accounts	632	575	1,834	1,538
Insurance Commissions	772	3	2,640	8
Other Commissions	142	100	379	291
Net Gains on Sales of Loans	205	74	248	272
Net Gains on Sales of Investments	--	35	--	35
Income from Bank-Owned Life Insurance	119	58	354	174
Other	35	10	82	35
Total noninterest income	1,905	855	5,537	2,353

Noninterest Expense:
Salaries and Employee Benefits	3,131	1,893	9,466	5,642
Occupancy	428	283	1,326	874
Equipment	411	275	1,215	802
FDIC Assessment	120	96	373	288
PA Shares Tax	165	87	513	271
Contracted Services	156	89	440	276
Legal and Professional Fees	118	32	359	306
Advertising	233	88	679	268
Bankcard Processing Expense	116	89	343	217
Other Real Estate Owned Expense (Income)	32	222	(210)	204
Amortization of Core Deposit Intangible	134	--	401	--
Merger-Related	--	368	--	1,033
Other	816	512	2,237	1,357
Total noninterest expense	5,860	4,034	17,142	11,538
Income Before Income Taxes	3,032	1,007	9,431	3,291
Income Taxes	904	268	2,768	734
Net Income	$ 2,128	$ 739	$ 6,663	$ 2,557

Dividends Per Share	$ 0.21	$ 0.21	$ 0.63	$ 0.63
Earnings Per Share - Basic	0.52	0.32	1.64	1.09
Earnings Per Share - Diluted	0.52	0.32	1.64	1.09

Weighted Average Shares Outstanding - Basic	4,071,462	2,348,323	4,071,462	2,348,956
Weighted Average Shares Outstanding - Diluted	4,071,462	2,348,323	4,071,462	2,354,484

	(Unaudited)		(Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Selected Financial Ratios(1):	2015	2014	2015	2014
Return on Average Assets	1.02%	0.54%	1.06%	0.63%
Return on Average Equity	9.84	6.53	10.54	7.73
Average Interest-Earning Assets to Average Interest-Bearing Liabilities	134.74	139.70	134.03	138.58
Average Equity to Average Assets	10.37	8.23	10.05	8.13
Net Interest Rate Spread	3.71	3.24	3.71	3.25
Net Interest Margin	3.83	3.37	3.83	3.38
Net Charge-Offs to Average Loans	0.06	0.00	0.08	0.02

	(Unaudited)
	September 30,	December 31,
	2015	2014
Allowance For Loan Losses to Total Loans (2)	0.88%	0.76%
Allowance For Loan Losses to Nonperforming Loans (2)	59.88	73.92
Nonperforming Loans to Total Loans	1.47	1.03
Nonperforming Assets to Total Assets	1.23	0.86
Common Equity Tier 1 Capital (to Risk Weighted Assets) (3)	12.91	N/A
Tier 1 Capital (to Risk Weighted Assets) (3)	12.91	11.63
Total Capital (to Risk Weighted Assets) (3)	13.89	12.50
Tier 1 Leverage (to Adjusted Total Assets) (3)	9.41	9.33
Common Equity Tier 1 Capital (to Risk Weighted Assets) (4)	13.15	N/A
Tier 1 Capital (to Risk Weighted Assets) (4)	13.15	11.82
Total Capital (to Risk Weighted Assets) (4)	14.13	13.06
Tier 1 Leverage (to Adjusted Total Assets) (4)	9.58	9.48
Book Value Per Share	$ 21.19	$ 20.12
Outstanding Shares	4,071,462	4,071,462

(1) Ratios are calculated on an annualized basis.
(2) Loans acquired in connection with the merger with FedFirst Financial Corporation were recorded at their estimated fair value at the acquisition date and did not include a carryover of the pre-merger allowance for loan losses.
(3) Capital ratios are for Community Bank only.
(4) Capital ratios are for CB Financial Services, Inc.

Note:
Certain items previously reported may have been reclassified to conform with the current reporting period's format.

AVERAGE BALANCES AND YIELDS
The following tables present information regarding average balances of assets and liabilities, the total dollar amounts of interest income and dividends from average interest-earning assets, the total dollar amounts of interest expense on average interest-bearing liabilities, and the resulting average yields and costs. Average balances are derived from daily balances over the periods indicated. The yields set forth below include the effect of deferred fees, discounts, and premiums that are amortized or accreted to interest income or interest expense. Tax-equivalent yield adjustments have been made for tax exempt loan and securities income utilizing a marginal federal tax rate of 34%. As such, amounts will not agree to income as reported in the consolidated financial statements. Average balances for loans are net of the allowance for loan losses, but include nonaccrual loans. The yields and costs for the periods indicated are derived by dividing income or expense by the average balances of assets or liabilities, respectively, for the periods presented and are expressed in annualized rates.

	(Dollars in thousands)
	Three Months Ended September 30,
	2015			2014
		Interest			Interest
	Average	and	Yield/	Average	and	Yield/
	Balance	Dividends	Cost (1)	Balance	Dividends	Cost (1)
Assets:
Interest-Earning Assets:
Loans	$ 661,977	$ 7,418	4.45%	$ 387,424	$ 4,098	4.20%
Investment Securities
Taxable	55,136	237	1.72	63,061	187	1.19
Exempt From Federal Tax	42,795	414	3.87	45,945	473	4.12
Other Interest-Earning Assets	11,744	41	1.39	17,490	31	0.70
Total Interest-Earning Assets	771,652	8,110	4.17	513,920	4,789	3.70
Noninterest-Earning Assets	55,394			31,607
Total Assets	$ 827,046			$ 545,527

Liabilities and Stockholders' equity:
Interest-Bearing Liabilities:
Interest-Bearing Demand Deposits	$ 103,917	41	0.16%	$ 70,370	33	0.19%
Savings	123,727	57	0.18	91,662	43	0.19
Money Market	146,702	87	0.24	102,694	70	0.27
Time Deposits	153,698	392	1.01	83,303	242	1.15
Total Interest-Bearing Deposits	528,044	577	0.43	348,029	388	0.44

Borrowings	44,647	82	0.73	19,855	39	0.78
Total Interest-Bearing Liabilities	572,691	659	0.46	367,884	427	0.46

Noninterest-Bearing Demand Deposits	163,182			129,550
Other Liabilities	5,415			3,174
Total Liabilities	741,288			500,608

Stockholders' Equity	85,758			44,919
Total Liabilities and Stockholders' Equity	$ 827,046			$ 545,527

Net Interest Income		$ 7,451			$ 4,362

Net Interest Rate Spread (2)			3.71%			3.24%
Net Interest-Earning Assets (3)	$ 198,961			$ 146,036
Net Interest Margin (4)			3.83			3.37
Return on Average Assets			1.02			0.54
Return on Average Equity			9.84			6.53
Average Equity to Average Assets			10.37			8.23
Average Interest-Earning Assets to Average Interest-Bearing Liabilities			134.74			139.70

(1) Annualized.
(2) Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3) Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(4) Net interest margin represents net interest income divided by average total interest-earning assets.

	(Dollars in thousands)
	Nine Months Ended September 30,
	2015			2014
		Interest			Interest
	Average	and	Yield/	Average	and	Yield/
	Balance	Dividends	Cost (1)	Balance	Dividends	Cost (1)
Assets:
Interest-Earning Assets:
Loans	$ 672,656	$ 22,335	4.44%	$ 381,344	$ 12,119	4.25%
Investment Securities
Taxable	57,025	704	1.65	69,223	633	1.22
Exempt From Federal Tax	42,217	1,264	3.99	48,414	1,521	4.19
Other Interest-Earning Assets	13,216	252	2.55	15,770	95	0.81
Total Interest-Earning Assets	785,114	24,555	4.18	514,751	14,368	3.73
Noninterest-Earning Assets	55,774			29,835
Total Assets	$ 840,888			$ 544,586

Liabilities and Stockholders' equity:
Interest-Bearing Liabilities:
Interest-Bearing Demand Deposits	$ 101,673	121	0.16%	$ 72,332	105	0.19%
Savings	122,995	166	0.18	89,565	124	0.19
Money Market	154,441	268	0.23	105,738	216	0.27
Time Deposits	152,867	1,214	1.06	84,449	777	1.23
Total Interest-Bearing Deposits	531,976	1,769	0.44	352,084	1,222	0.46

Borrowings	53,789	280	0.70	19,368	118	0.81
Total Interest-Bearing Liabilities	585,765	2,049	0.47	371,452	1,340	0.48

Noninterest-Bearing Demand Deposits	164,663			125,745
Other Liabilities	5,972			3,139
Total Liabilities	756,400			500,336

Stockholders' Equity	84,488			44,250

Total Liabilities and Stockholders' Equity	$ 840,888			$ 544,586

Net Interest Income		$ 22,506			$ 13,028

Net Interest Rate Spread (2)			3.71%			3.25%
Net Interest-Earning Assets (3)	$ 199,349			$ 143,299
Net Interest Margin (4)			3.83			3.38
Return on Average Assets			1.06			0.63
Return on Average Equity			10.54			7.73
Average Equity to Average Assets			10.05			8.13
Average Interest-Earning Assets to Average Interest-Bearing Liabilities			134.03			138.58

(1) Annualized.
(2) Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3) Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(4) Net interest margin represents net interest income divided by average total interest-earning assets.
CONTACT: Barron P. McCune, Jr.
         Vice Chairman, President and Chief Executive Officer
         Phone: (724) 225-2400
         Fax: (724) 225-4903